April 20, 2016	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of
$0.70 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter Ended March 31, 2016:

●
Fifth Third Bank Acquisition:  On January 29, 2016, Great Southern Bank completed its previously announced acquisition of 12 St. Louis, Mo., area branches and related deposits and loans from Cincinnati-based Fifth Third Bank.  Loans acquired totaled approximately $159 million and deposits assumed totaled approximately $228 million.

●
Loss Share:  Late in the first quarter of 2016, the Company agreed in principle with the FDIC to terminate the loss share agreements for Team Bank, Vantus Bank and Sun Security Bank.  The terminations are expected to be finalized in April 2016.  In anticipation of terminating the agreements, an impairment of the indemnification assets was recorded in the first quarter of 2016 in the amount of $584,000.

●
Significant Unusual Income or Expense Items:  During the three months ended March 31, 2016, the Company recorded the following unusual items in addition to the expense noted under "Loss Share" above:  the Company sold two branch locations, including all deposits, at a combined gain of $367,000, which is included in the Consolidated Statements of Income under "Noninterest Income – Other income;"  the Company recorded a $238,000 gain on the sale of fixed assets, which is included in the Consolidated Statements of Income under "Noninterest Income – Other income;"  the Company made valuation write-downs on foreclosed assets of $407,000, which is included in the Consolidated Statements of Income under "Noninterest Expense – Expense on foreclosed assets;"  and the Company incurred additional compensation, legal, conversion and other expenses totaling $1.3 million related to the acquisition of certain branches of Fifth Third Bank (see "Business Initiatives" below for further discussion).

●
Total Loans:  Total gross loans, excluding previously acquired covered and non-covered loans and mortgage loans held for sale, but including the loans acquired from Fifth Third Bank, increased $204.1 million, or 6.8%, from December 31, 2015, to March 31, 2016, primarily in the areas of one-to four-family residential loans, construction loans, consumer loans, commercial real estate loans, and commercial business loans. Net decreases in the FDIC-acquired loan portfolios totaled $18.5 million in the quarter ended March 31, 2016.

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Net Interest Income: Net interest income for the first quarter of 2016 decreased $3.0 million to $41.1 million compared to $44.1 million for the first quarter of 2015.  Net interest income was $40.7 million for the fourth quarter of 2015.  Net interest margin was 4.26% for the quarter ended March 31, 2016, compared to 4.82% for the first quarter of 2015 and 4.34% for the quarter ended December 31, 2015.  The decrease in the margin from the prior year first quarter was primarily the result of prior year quarter significant interest recoveries, decreases in average loan yields and a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year quarter, partially offset by increased total average loans.  Increased average interest rates on deposits also contributed to lower net interest margin.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 56, 98 and 60 basis points for the quarters ended March 31, 2016, March 31, 2015, and December 31, 2015, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."

●
Asset Quality:  Non-performing assets and potential problem loans, excluding those currently or previously covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement but are accounted for and analyzed as loan pools rather than individual loans, totaled $57.8 million at March 31, 2016, an increase of $1.0 million from $56.8 million at December 31, 2015.  Non-performing assets at March 31, 2016 were $43.0 million (1.00% of total assets), down $1.0 million from $44.0 million (1.07% of total assets) at December 31, 2015.

●
Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of March 31, 2016, the Company's Tier 1 Leverage Ratio was 9.9%, Common Equity Tier 1 Capital Ratio was 10.4%, Tier 1 Capital Ratio was 11.0%, and Total Capital Ratio was 12.0%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2016, were $0.70 per diluted common share ($9.8 million available to common shareholders) compared to $0.83 per diluted common share ($11.5 million available to common shareholders) for the three months ended March 31, 2015.

For the quarter ended March 31, 2016, annualized return on average common equity was 9.66%, annualized return on average assets was 0.93%, and net interest margin was 4.26%, compared to 12.63%, 1.14% and 4.82%, respectively, for the quarter ended March 31, 2015.

President and CEO Joseph W. Turner commented, "We were pleased with our first quarter 2016 financial results, which were impacted by several business initiatives we completed.  In January we completed the purchase of 12 branches and related deposits and certain loans from Fifth Third Bank in the St. Louis-area market, which more than doubled our banking center network and doubled our customer deposit base in this market. As we have discussed previously, we anticipate that this purchase will provide ongoing positive operating income benefits for the Company and will strengthen our retail banking position in the St. Louis market.  Related to this purchase, non-recurring expenses totaling approximately $1.3 million were recorded in the first quarter. In addition to this, beginning in February 2016 we recorded non-cash expenses of approximately $53,000 per month to amortize the core deposit intangible asset recorded as part of the Fifth Third branch transaction.  Other activities in the first quarter included the consolidation of 14 banking centers into other Great Southern offices and the sale of two banking centers and related deposits to separate purchasers. The Company also continued negotiations with the FDIC to exit loss sharing agreements related to the FDIC-assisted acquisitions of TeamBank, Vantus Bank and Sun Security Bank. In light of the negotiations, the Company recorded a non-cash impairment charge to related indemnification assets of nearly $600,000. In addition, we experienced higher levels of loan loss provision expense and ORE expenses than we have seen in recent quarters. These types of expenses can fluctuate from quarter to quarter depending on changes in and levels of problem assets."

Turner continued, "Total loans, including the Fifth Third transaction and excluding acquired covered and non-covered loans and mortgage loans held for sale, increased $204.1 million from the end of 2015.  During the quarter, loan production continued to be strong with loan pay-offs creating some headwinds. Classified assets increased $1.0 million since the end of 2015 as we remain focused on credit quality. Total net charge-offs were higher than recent quarters at $3.2 million for the quarter ended March 31, 2016, with four relationships making up $2.2 million of the total.  These relationships, most of which date back 10 to 15 years with the Company, were previously included in problem assets, with reserves allocated to them at December 31, 2015, and are moving through the resolution process."

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended March 31,
	2016	2015
Net interest income	$41,119	$44,125
Provision for loan losses	2,101	1,300
Non-interest income	4,974	(56)
Non-interest expense	30,920	27,242
Provision for income taxes	3,279	3,874
Net income	$9,793	$11,653

Net income available to common shareholders	$9,793	$11,508
Earnings per diluted common share	$0.70	$0.83

NET INTEREST INCOME

Net interest income for the first quarter of 2016 decreased $3.0 million to $41.1 million compared to $44.1 million for the first quarter of 2015.  Net interest margin was 4.26% in the first quarter of 2016, compared to 4.82% in the same period of 2015, a decrease of 56 basis points.  For the three months ended March 31, 2016, the net interest margin decreased eight basis points compared to the net interest margin of 4.34% in the three months ended December 31, 2015.  The average interest rate spread was 4.16% for the three months ended March 31, 2016, compared to 4.73% for the three months ended March 31, 2015.  For the three months ended March 31, 2016, the average interest rate spread decreased eight basis points compared to the average interest rate spread of 4.24% in the three months ended December 31, 2015.

In the prior year first quarter, the Company collected $891,000 on certain acquired loans from customers with loans which had previously not been expected to be collectible.  These collections were recorded as interest income in the March 31, 2015 quarter and had a positive impact on the net interest margin in the prior year quarter of approximately 10 basis points (annualized).  As the loans were subject to loss sharing agreements, 80% of the amounts collected, or $713,000, was recorded as expense in the prior year quarter and included in non-interest income under "accretion (amortization) of income related to business acquisitions."

The Company's net interest margin has been significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  Additional estimated cash flows totaling approximately $750,000 were recorded in the quarter ended March 31, 2016, related to these loan pools, with a corresponding reduction in expected reimbursement from the FDIC.   The effects of the 2014 FDIC-assisted transaction are discussed below.

In addition, the Company's net interest margin has been impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the June 2014 Valley Bank FDIC-assisted transaction.  Beginning with the quarter ended December 31, 2014, the cash flow estimates have increased for certain of the Valley Bank loan pools based on significant loan repayments and also due to collection of certain loans, thereby reducing loss expectations on certain of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of these loan pools.  The Valley Bank transaction did not include a loss sharing agreement with the FDIC.  Therefore, there is no related indemnification asset. The entire amount of the discount adjustment has been and will be accreted to interest income over time with no offsetting impact to non-interest income.  Additional estimated cash flows totaling approximately $800,000 were recorded in the quarter ended March 31, 2016, related to the Valley Bank loan pools.  The amount of the Valley Bank discount adjustment accreted to interest income for the three months ended March 31, 2016 was $2.1 million, and is included in the impact on net interest income/net interest margin amount in the table below.  Based on current estimates, we anticipate recording additional interest income accretion of $3.6 million during the remainder of 2016 related to these Valley Bank loan pools.

The impact of these adjustments on the Company's financial results for the reporting periods presented is shown below:

	Three Months Ended
	March 31, 2016		March 31, 2015
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$5,382	56 bps	$8,963	98 bps
Non-interest income	(2,934)		(6,679)
Net impact to pre-tax income	$2,448		$2,284

Because these adjustments will continue to be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $11.4 million and the remaining adjustment to the indemnification assets, including the effects of the clawback liability related to InterBank, that will affect non-interest income (expense) is $(7.5) million. Of the remaining adjustment to non-interest income (expense) of $(7.5) million, $(1.9) million relates to Team Bank, Vantus Bank and Sun Security Bank, and $(5.6) million relates to InterBank.  Of the remaining adjustments, we expect to recognize $7.5 million of interest income and $(4.9) million of non-interest income (expense) during the remainder of 2016.  Of the remaining $(4.9) million of non-interest income (expense) that we expect to recognize during the remainder of 2016, $(823,000) relates to Team Bank, Vantus Bank and Sun Security Bank and $(4.1) million relates to InterBank.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to evaluate its estimate of expected cash flows from the acquired loan pools.  The remaining adjustment to the indemnification assets will be impacted by the anticipated termination of certain loss share agreements, if completed.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended March 31, 2016 decreased 14 basis points when compared to the year-ago quarter.  The decrease in net interest margin is primarily due to the prior year quarter interest recovery discussed above, as well as a decrease in the average interest rate on loans (primarily due to decreased interest income on loans acquired in FDIC-assisted transactions) and an increase in the average interest rate on deposits and other borrowings.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2016, non-interest income increased $5.0 million to $5.0 million when compared to the quarter ended March 31, 2015, primarily as a result of the following increases and decreases:

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Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $3.3 million for the quarter ended March 31, 2016, compared to $6.9 million for the quarter ended March 31, 2015.  The amortization expense for the quarter ended March 31, 2016, consisted of the following items:  $2.3 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios, $584,000 of impairment to certain indemnification assets and $344,000 of amortization of the clawback liability.  The impairment of the indemnification asset was recorded due to the expected loss on the FDIC loss share termination agreements discussed on page one above.  Partially offsetting the expense was income from the accretion of the discount related to the indemnification assets for the Sun Security Bank and InterBank acquisitions of $231,000.

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Other income:  Other income increased $718,000 compared to the prior year quarter.  The increase was primarily due to a $257,000 gain recognized on the sale of the Thayer, Mo., branch and deposits during the 2016 quarter and a $110,000 gain recognized on the sale of the Buffalo, Mo., branch and deposits during the 2016 quarter.  In addition, a gain of $238,000 was recognized on sales of fixed assets unrelated to the branch sales.

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Service charges and ATM fees:  Service charges and ATM fees increased $635,000 compared to the prior year quarter, primarily due to the additional accounts acquired in the Fifth Third Bank transaction in January 2016, which had high levels of debit card activity.

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Late charges and fees on loans:  Late charges and fees on loans increased $228,000 compared to the prior year quarter.  The increase was primarily due to increased fees on loan payoffs compared to the prior year quarter.

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Gains on sales of single-family loans: Gains on sales of single-family loans decreased $108,000 compared to the prior year quarter.  This decrease was due to a decrease in originations of fixed-rate loans in the 2016 period compared to the 2015 period.  Fixed rate single-family loans originated are generally subsequently sold in the secondary market.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2016, non-interest expense increased $3.7 million to $30.9 million when compared to the quarter ended March 31, 2015, primarily as a result of the following items:

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Fifth Third Bank branch acquisition expenses:  The Company incurred approximately $1.3 million of additional expenses during the quarter related to the acquisition of certain branches of Fifth Third Bank.  Those expenses included approximately $119,000 of compensation expense, approximately $319,000 of legal, audit and other professional fees expense, approximately $279,000 of computer license and support expense, approximately $436,000 in charges to replace former Fifth Third Bank customer checks with Great Southern Bank checks, and approximately $76,000 of travel, meals and other expenses related to the transaction and similar costs incurred during the quarter.

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Salaries and employee benefits:  Salaries and employee benefits increased $786,000 over the prior year quarter.  $119,000 of the increase was net salary and retention bonus and other compensation expenses paid as part of the Fifth Third branch acquisition.  In addition, salaries increased due to the additional employee costs related to the acquired branches, which is partially offset by the previously announced closure or sale of 16 banking centers.  The remaining increase is due to increased staffing due to growth in lending and other operational areas.

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Net occupancy expense:  Net occupancy expense increased $788,000 in the quarter ended March 31, 2016 compared to the same quarter in 2015.  Expenses as part of the Fifth Third banking centers accounted for $279,000 of the increase.  In addition, the Company had increased computer license and support costs of $247,000 in the current year quarter.  The remainder of the increase was approximately $175,000 of additional repair and maintenance expenses and increased depreciation expense.

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Expense on foreclosed assets:  Expense on foreclosed assets increased $526,000 compared to the prior year quarter primarily due to valuation write-downs of foreclosed assets during the 2016 quarter totaling approximately $407,000 primarily on two properties, and other expenses related to the maintenance and resolution of foreclosed properties.

The Company's efficiency ratio for the quarter ended March 31, 2016, was 67.08% compared to 61.82% for the same quarter in 2015.  The increase in the ratio in the 2016 three month period was primarily due to the increase in non-interest expense and the decrease in net interest income, partially offset by the increase in non-interest income.  The Company's ratio of non-interest expense to average assets increased from 2.67% for the three months ended March 31, 2015, to 2.93% for the three months ended March 31, 2016.  The increase in the current three month period ratio was due to the increase in non-interest expense, partially offset by the increase in average assets in the 2016 period compared to the 2015 period.  Average assets for the quarter ended March 31, 2016, increased $151.7 million, or 3.7%, from the quarter ended March 31, 2015, primarily due to assets acquired in the Fifth Third Bank transaction and organic loan growth, partially offset by decreases in investment securities and other interest-earning assets.

INCOME TAXES

For the three months ended March 31, 2016 and 2015, the Company's effective tax rate was 25.1% and 25.0%, respectively, which was lower than the statutory federal tax rate of 35%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 24-26% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company's effective tax rate may fluctuate as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.

CAPITAL

As of March 31, 2016, total stockholders' equity and common stockholders' equity were $405.2 million (9.4% of total assets), equivalent to a book value of $29.17 per common share.  Total stockholders' equity and common stockholders' equity at December 31, 2015, were $398.2 million (9.7% of total assets), equivalent to a book value of $28.67 per common share.  At March 31, 2016, the Company's tangible common equity to total assets ratio was 9.1%, compared to 9.6% at December 31, 2015.  The tangible common equity to total risk-weighted assets ratio was 10.3% and 10.9% at March 31, 2016, and December 31, 2015, respectively.

On a preliminary basis, as of March 31, 2016, the Company's Tier 1 Leverage Ratio was 9.9%, Common Equity Tier 1 Capital Ratio was 10.4%, Tier 1 Capital Ratio was 11.0%, and Total Capital Ratio was 12.0%.  On March 31, 2016, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 9.5%, Common Equity Tier 1 Capital Ratio was 10.5%, Tier 1 Capital Ratio was 10.5%, and Total Capital Ratio was 11.5%.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended March 31, 2016, increased $801,000 to $2.1 million when compared with the quarter ended March 31, 2015.  At March 31, 2016, the allowance for loan losses was $37.0 million, a decrease of $1.1 million from December 31, 2015.  Total net charge-offs were $3.2 million and $664,000 for the quarters ended March 31, 2016 and 2015, respectively.  Four relationships make up $2.2 million of the net charge-off total for the quarter ended March 31, 2016, and such amount was substantially provided for in the allowance for loan losses at December 31, 2015.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 1.10% and 1.20% at March 31, 2016 and December 31, 2015, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at March 31, 2016, based on recent reviews of the Company's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, and potential problem loans are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below as they are, or were, subject to loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  At March 31, 2016, there were no material non-performing assets or potential problem loans that were previously covered, and are now not covered, under the TeamBank or Vantus Bank non-single-family loss sharing agreements.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools acquired in 2009, 2011 and 2012 has been better than original expectations as of the acquisition dates.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they are not covered by a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition as of June 20, 2014; therefore, these loan pools are analyzed rather than the individual loans.

The loss sharing agreement for the non-single-family portion of the loans acquired in the TeamBank transaction ended on March 31, 2014.  Any additional losses in that non-single-family portfolio are not eligible for loss sharing coverage. At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $15.3 million, net of discounts, at March 31, 2016.

The loss sharing agreement for the non-single-family portion of the loans acquired in the Vantus Bank transaction ended on September 30, 2014.  Any additional losses in that non-single-family portfolio are not eligible for loss sharing coverage.  At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $16.4 million, net of discounts, at March 31, 2016.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, at March 31, 2016, were $43.0 million, a decrease of $963,000 from $44.0 million at December 31, 2015.  Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 1.00% at March 31, 2016, compared to 1.07% at December 31, 2015.

Compared to December 31, 2015, non-performing loans decreased $3.3 million to $13.3 million at March 31, 2016, and foreclosed assets increased $2.2 million to $29.6 million at March 31, 2016.  Non-performing commercial real estate loans comprised $9.8 million, or 73.3%, of the total of $13.3 million of non-performing loans at March 31, 2016, a decrease of $ 3.7 million from December 31, 2015.  The majority of the decrease in the commercial real estate category was due to relationships which were transferred to foreclosed assets and relationships which were charged down.  These relationships are discussed below.  Non-performing one-to four-family residential loans comprised $1.6 million, or 11.7%, of the total non-performing loans at March 31, 2016, an increase of $208,000 from December 31, 2015.  Non-performing consumer loans increased $277,000 in the three months ended March 31, 2016, and were $1.6 million, or 11.8%, of total non-performing loans at March 31, 2016.

Compared to December 31, 2015, potential problem loans increased $2.0 million to $14.8 million at March 31, 2016.  This increase was due to the addition of $3.7 million of loans to potential problem loans, partially offset by $1.2 million in loans transferred to non-performing loans, $382,000 in charge-offs, $80,000 in loans removed from potential problem loans and $48,000 in payments.

Activity in the non-performing loans category during the quarter ended March 31, 2016, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	143	—	—	—	—	—	143
Land development	139	—	—	—	—	(30)	(3)	106
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,357	454	(18)	(44)	(33)	(97)	(54)	1,565
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	13,488	1,674	—	—	(3,466)	(1,917)	—	9,779
Commercial business	288	—	—	(78)	—	—	(29)	181
Consumer	1,297	962	(37)	(13)	(127)	(161)	(347)	1,574

Total	$16,569	$3,233	$(55)	$(135)	$(3,626)	$(2,205)	$(433)	$13,348

At March 31, 2016, the non-performing commercial real estate category included nine loans, two of which were added during the current period, and are part of the one relationship which was transferred from potential problem loans.  The largest relationship in this category, which was transferred from potential problem loans to non-performing loans during the quarter ended December 31, 2015, totaled $6.5 million, or 66.5% of the total category, and is collateralized by three operating long-term health care facilities in Missouri.  A receiver was appointed to manage and stabilize the facilities.  Approximately $600,000 in charge-offs were taken on this relationship during the quarter.  During the period, $3.1 million of the transfers to foreclosed assets in the commercial real estate category and approximately $670,000 of the charge-offs were related to one relationship.  The property is in the Branson, Mo., area, and includes a lakefront resort, marina and related amenities, condominiums and lots.  The non-performing one- to four-family residential category included 31 loans, 12 of which were added during the current quarter.  The non-performing consumer category included 122 loans, 80 of which were added during the current quarter.

Activity in the potential problem loans category during the quarter ended March 31, 2016, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	576	—	—	(143)	—	—	(4)	429
Land development	3,842	—	—	—	—	—	—	3,842
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	844	—	—	(60)	—	—	(8)	776
Other residential	1,956	—	—	—	—	—	(24)	1,932
Commercial real estate	5,286	3,524	—	(1,011)	—	(382)	(6)	7,411
Commercial business	181	78	(80)	—	—	—	(6)	173
Consumer	134	86	—	(2)	—	—	—	218

Total	$12,819	$3,688	$(80)	$(1,216)	$—	$(382)	$(48)	$14,781

At March 31, 2016, the commercial real estate category of potential problem loans included 10 loans, two of which were added during the current quarter.  The largest relationship in this category, which was made up of five new loans which were added during the quarter ended December 31, 2015, had a balance of $2.9 million, or 39.8% of the total category, and is collateralized by various properties in the Branson Mo., area, including commercial buildings, commercial land, residential lots and undeveloped land with clubhouse and amenities and entertainment attractions.  The second largest relationship in this category, which was added during the current quarter, totaled $2.2 million, or 30.0% of the category, and is collateralized by a hotel located in the western United States.  The charge-offs and the transfers to non-performing in the commercial real estate category were related to one relationship, which was discussed above in the non-performing loans section.  The land development category of potential problem loans included one loan, which was added during a previous period and is collateralized by property in the Branson, Mo., area.  The other residential category of potential problem loans included one loan which was added in a previous period, and is collateralized by properties located in the Branson, Mo., area.  This loan was also to the same borrower that was referenced above in the land development category.

Activity in foreclosed assets, excluding $1.9 million in foreclosed assets covered by FDIC loss sharing agreements, $417,000 in foreclosed assets previously covered by FDIC loss sharing agreements, $1.1 million in foreclosed assets related to Valley Bank and not covered by loss sharing agreements, $19,000 of other assets related to acquired loans and $6.5 million in properties which were not acquired through foreclosure, during the quarter ended March 31, 2016, was as follows:

	Beginning Balance, January 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	7,016	—	(195)	—	—	6,821
Land development	12,133	—	(656)	—	—	11,477
Commercial construction	—	—	—	—	—	—
One- to four-family residential	1,375	33	(2)	—	—	1,406
Other residential	2,150	—	(188)	—	—	1,962
Commercial real estate	3,608	3,296	—	—	(370)	6,534
Commercial business	—	—	—	—	—	—
Consumer	1,109	2,025	(1,648)	—	(37)	1,449

Total	$27,391	$5,354	$(2,689)	$—	$(407)	$29,649

At March 31, 2016, the land development category of foreclosed assets included 26 properties, the largest of which was located in northwest Arkansas and had a balance of $1.4 million, or 12.0% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 32.9% and 37.1% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 25 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $1.2 million, or 18.1% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 30.3% and 18.1% is located in Branson, Mo. and Springfield, Mo., respectively.  The commercial real estate category of foreclosed assets included 10 properties, two of which were added during the quarter.  The largest property in the commercial real estate category of foreclosed assets, which was added during the current quarter, totaled $2.9 million, or 44.4% of the total category.  This property is in the Branson, Mo., area, and includes a lakefront resort, marina and related amenities, condominiums and lots, and was included in non-performing loans at December 31, 2015.  The second largest property in the commercial real estate category of foreclosed assets, which was located in southeast Missouri and was added during the quarter ended March 31, 2015, totaled $2.0 million, or 30.9% of the total category.  The other residential category of foreclosed assets included 10 properties, nine of which were part of the same condominium community, located in Branson, Mo. and had a balance of $1.6 million, or 82.2% of the total category.  The one-to four-family residential category of foreclosed assets included eight properties, of which the largest relationship, with two properties in the Southwest Missouri area, had a balance of $554,000, or 39.4% of the total category.  Of the total dollar amount in the one-to- four-family category of foreclosed assets, 37.3% is located in Branson, Mo.

BUSINESS INITIATIVES

On January 29, 2016, Great Southern completed the acquisition of 12 branches and related deposits and loans from Cincinnati-based Fifth Third Bank in the St. Louis market area. This acquisition increased Great Southern's St. Louis-area banking center total from eight to 20 offices.  At the January closing date, the acquisition represented approximately $228 million in deposits and $159 million in loans.

Also in January 2016, the Company consolidated operations of 14 banking centers into other nearby Great Southern banking center locations. These 14 banking centers were identified as part of an ongoing performance review of the Company's entire banking center network. Each location was evaluated for a number of criteria, including customer usage, financial performance market dynamics and the proximity of other Great Southern banking centers. The consolidation of the 14 facilities resulted in the transfer of approximately $127 million in deposits. Great Southern ATMs remain operational indefinitely at each of the 14 affected banking center sites.

Two banking centers, along with associated customer deposits, were sold to separate financial institutions during the first quarter of 2016.  The Great Southern banking center located in Thayer, Mo., was sold on February 19, 2016, and the office in Buffalo, Mo., was sold on March 18, 2016.

Great Southern Bancorp, Inc. will hold its 27th Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 4, 2016, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo. Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 26, 2016, can vote at the annual meeting, either in person or by proxy.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 106 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and loan offices in Tulsa, Okla., and Dallas, Texas. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Fifth Third Bank branch acquisition and the Company's other merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three months ended March 31, 2016 and 2015, and the three months ended December 31, 2015, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2016	2015
Selected Financial Condition Data:	(In thousands)

Total assets	$4,314,644	$4,104,189
Loans receivable, gross	3,567,815	3,382,213
Allowance for loan losses	37,026	38,149
Other real estate owned, net	39,528	31,893
Available-for-sale securities, at fair value	249,546	262,856
Deposits	3,468,699	3,268,626
Total borrowings	408,670	406,797
Total common stockholders' equity	405,223	398,227
Non-performing assets (excluding FDIC-assisted transaction assets)	42,997	43,960

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2016	2015	2015
Selected Operating Data:	(In thousands)

Interest income	$45,746	$47,906	$44,956
Interest expense	4,627	3,781	4,261
Net interest income	41,119	44,125	40,695
Provision for loan losses	2,101	1,300	1,216
Non-interest income	4,974	(56)	5,060
Non-interest expense	30,920	27,242	29,145
Provision for income taxes	3,279	3,874	3,744
Net income	$9,793	$11,653	$11,650
Net income available to common shareholders	$9,793	$11,508	$11,531

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2016	2015	2015
Per Common Share:

Net income (fully diluted)	$0.70	$0.83	$0.82
Book value	$29.17	$26.93	$28.67

Earnings Performance Ratios:
Annualized return on average assets	0.93%	1.14%	1.15%
Annualized return on average common stockholders' equity	9.66%	12.63%	11.74%
Net interest margin	4.26%	4.82%	4.34%
Average interest rate spread	4.16%	4.73%	4.24%
Efficiency ratio	67.08%	61.82%	63.70%
Non-interest expense to average total assets	2.93%	2.67%	2.87%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered loans)	1.10%	1.31%	1.20%
Non-performing assets to period-end assets	1.00%	1.04%	1.07%
Non-performing loans to period-end loans	0.37%	0.19%	0.49%
Annualized net charge-offs to average loans	0.40%	0.09%	0.38%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	March 31, 2016	December 31, 2015
Assets
Cash	$107,193	$115,198
Interest-bearing deposits in other financial institutions	114,538	83,985
Cash and cash equivalents	221,731	199,183

Available-for-sale securities	249,546	262,856
Held-to-maturity securities	353	353
Mortgage loans held for sale	7,560	12,261
Loans receivable (1), net of allowance for loan losses of $37,026 – March 2016; $38,149 - December 2015	3,527,580	3,340,536
FDIC indemnification asset	20,125	24,082
Interest receivable	11,335	10,930
Prepaid expenses and other assets	54,537	59,322
Other real estate owned (2), net	39,528	31,893
Premises and equipment, net	143,434	129,655
Goodwill and other intangible assets	13,867	5,758
Federal Home Loan Bank stock	14,804	15,303
Current and deferred income taxes	10,244	12,057

Total Assets	$4,314,644	$4,104,189

Liabilities and Stockholders' Equity
Liabilities
Deposits	$3,468,699	$3,268,626
Federal Home Loan Bank advances	31,523	263,546
Securities sold under reverse repurchase agreements with customers	135,097	116,182
Short-term borrowings	216,276	1,295
Subordinated debentures issued to capital trust	25,774	25,774
Accrued interest payable	1,056	1,080
Advances from borrowers for taxes and insurance	6,773	4,681
Accounts payable and accrued expenses	24,223	24,778
Total Liabilities	3,909,421	3,705,962

Stockholders' Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2016 and December 2015 – -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2016 – 13,892,128 shares; December 2015 – 13,887,932 shares	139	139
Additional paid-in capital	24,544	24,371
Retained earnings	374,845	368,053
Accumulated other comprehensive gain	5,695	5,664
Total Stockholders' Equity	405,223	398,227

Total Liabilities and Stockholders' Equity	$4,314,644	$4,104,189

(1)
At March 31, 2016 and December 31, 2015, includes loans, net of discounts, totaling $224.4 million and $236.1 million, respectively, which are subject to FDIC support through loss sharing agreements.  As of March 31, 2016 and December 31, 2015, also includes $15.3 million and $16.2 million, respectively, of non- single-family loans, net of discounts, acquired in the Team Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  As of March 31, 2016 and December 31, 2015, also includes $16.4 million and $17.1 million, respectively, of non- single-family loans, net of discounts, acquired in the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  In addition, as of March 31, 2016 and December 31, 2015, includes $88.2 million and $93.4 million, respectively, of loans, net of discounts, acquired in the Valley Bank transaction which are not covered by an FDIC loss sharing agreement.

(2)
At March 31, 2016 and December 31, 2015, includes foreclosed assets, net of discounts, totaling $1.9 million and $1.8 million, respectively, which are subject to FDIC support through loss sharing agreements. At March 31, 2016 and December 31, 2015, includes $417,000 and $460,000, respectively, net of discounts, of non- single-family foreclosed assets related to the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  At March 31, 2016 and December 31, 2015, includes $1.1 million and $995,000, respectively, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by FDIC loss sharing agreements.  In addition, at March 31, 2016 and December 31, 2015, includes $6.5 million and $1.2 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2016	2015	2015
Interest Income
Loans	$44,048	$45,949	$43,241
Investment securities and other	1,698	1,957	1,715
	45,746	47,906	44,956
Interest Expense
Deposits	3,934	3,162	3,717
Federal Home Loan Bank advances	438	447	376
Short-term borrowings and repurchase agreements	81	21	14
Subordinated debentures issued to capital trust	174	151	154
	4,627	3,781	4,261

Net Interest Income	41,119	44,125	40,695
Provision for Loan Losses	2,101	1,300	1,216
Net Interest Income After Provision for Loan Losses	39,018	42,825	39,479

Noninterest Income
Commissions	303	281	155
Service charges and ATM fees	5,279	4,644	5,008
Net gains on loan sales	832	940	810
Net realized gains on sales of available-for-sale securities	3	—	—
Late charges and fees on loans	577	349	647
Net change in interest rate swap fair value	(162)	(92)	69
Accretion (amortization) of income related to business acquisitions	(3,293)	(6,895)	(2,965)
Other income	1,435	717	1,336
	4,974	(56)	5,060

Noninterest Expense
Salaries and employee benefits	15,363	14,577	14,421
Net occupancy expense	6,842	6,054	6,270
Postage	1,001	888	943
Insurance	952	979	894
Advertising	441	432	590
Office supplies and printing	465	338	290
Telephone	922	765	898
Legal, audit and other professional fees	841	624	839
Expense on foreclosed assets	911	385	1,207
Partnership tax credit	420	420	420
Other operating expenses	2,762	1,780	2,373
	30,920	27,242	29,145

Income Before Income Taxes	13,072	15,527	15,394
Provision for Income Taxes	3,279	3,874	3,744
Net Income	9,793	11,653	11,650

Preferred Stock Dividends	—	145	119

Net Income Available to Common Shareholders	$9,793	$11,508	$11,531

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2016	2015	2015
Earnings Per Common Share
Basic	$0.71	$0.84	$0.83
Diluted	$0.70	$0.83	$0.82

Dividends Declared Per Common Share	$0.22	$0.20	$0.22

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $1.2 million and $953,000 for the three months ended March 31, 2016 and 2015, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2016(1)	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.25%	$535,652	$7,604	5.71%	$462,704	$9,910	8.69%
Other residential	4.31	442,029	5,676	5.16	425,960	5,629	5.36
Commercial real estate	4.29	1,078,321	12,613	4.70	1,035,289	12,677	4.97
Construction	3.67	412,526	4,827	4.71	319,136	3,736	4.75
Commercial business	4.40	321,666	4,278	5.35	324,153	5,235	6.55
Other loans	5.46	666,068	8,488	5.13	527,245	8,156	6.27
Industrial revenue bonds	5.31	40,062	562	5.65	44,079	606	5.58

Total loans receivable	4.58	3,496,324	44,048	5.07	3,138,566	45,949	5.94

Investment securities	3.05	272,415	1,559	2.30	370,311	1,883	2.06
Other interest-earning assets	0.25	109,645	139	0.51	207,043	74	0.15

Total interest-earning assets	4.35	3,878,384	45,746	4.74	3,715,920	47,906	5.23
Non-interest-earning assets:
Cash and cash equivalents		103,918			103,964
Other non-earning assets		243,586			254,288
Total assets		$4,225,888			$4,074,172

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.25	$1,474,103	905	0.25	$1,432,061	722	0.20
Time deposits	0.94	1,319,434	3,029	0.92	1,189,403	2,440	0.83
Total deposits	0.56	2,793,537	3,934	0.57	2,621,464	3,162	0.49
Short-term borrowings and repurchase agreements	0.25	204,906	81	0.16	224,708	21	0.04
Subordinated debentures issued to capital trust	2.22	25,774	174	2.71	30,929	151	1.98
FHLB advances	3.30	179,652	438	0.98	207,784	447	0.87

Total interest-bearing liabilities	0.57	3,203,869	4,627	0.58	3,084,885	3,781	0.50
Non-interest-bearing liabilities:
Demand deposits		589,103			537,651
Other liabilities		27,499			24,642
Total liabilities		3,820,471			3,647,178
Stockholders' equity		405,417			426,994
Total liabilities and stockholders' equity		$4,225,888			$4,074,172

Net interest income:
Interest rate spread	3.78%		$41,119	4.16%		$44,125	4.73%
Net interest margin*				4.26%			4.82%
Average interest-earning assets to average interest-bearing liabilities		121.1%			120.5%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)	The yield on loans at March 31, 2016, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended March 31, 2016.